TELESTONE TECHNOLOGIES CORPORATION LTD. ANNOUNCES
THIRD QUARTER 2007 RESULTS

Reports Revenue Growth of 78% Y/Y to $9.3m & Net Income of $1.9m

Beijing, China - November 14th, 2007. Telestone Technologies Corporation Ltd. (“Telestone”) (Nasdaq: TSTC), a leading developer and provider of wireless communication coverage solutions based in the People’s Republic of China, today announced its unaudited financial results for the third quarter of 2007.

Third Quarter Highlights:

•
Revenue for the quarter increased to US $9.3 million, up 78% from Q3 2006, including $1.4 million in revenue contribution from the acquisition of Shandong Guolian. Excluding Shandong Guolian, revenues increased 50% compared to the corresponding period of the previous year.

•	Gross margins of 50.0%, compared to 40.5% in Q3 2006.
•	Gross profit increased to US $4.6 million, up 119.2% from Q3 2006.
•	Net income of US $1.9 million, 152.8% from Q3 2006.

“Telestone has again reported strong results for the quarter, as we continue to provide industry-leading products and innovative solutions to our established customers while developing new business opportunities in additional mobile telecommunication markets,” commented Mr. Han Daqing, Chairman and Chief Executive Officer of Telestone. “Our relationship with China Mobile strengthened during the quarter, and we have seen important progress regarding our proprietary WFDS product, which generated revenue for Telestone even as we further develop the technology. I believe our diverse and growing set of relationships, products, solutions and markets will continue to enhance our business prospects for the future.”

Third Quarter Financial Results:

Telestone reported quarterly revenue of US $9.3 million, up 78% compared to US$5.2 million in Q3 2006, largely due to an increase in demand for products and services from China Mobile and China Unicom. During the quarter, revenue from all four major Chinese carriers increased compared to the same quarter last year, as well as revenue from other customers rising 21%, albeit from a limited base. $1.4 million in revenue contribution arose from the acquisition of Shandong Guolian.

Gross profit of US $4.6 million was an increase of 119.2% from the US $2.1 million of Q3 2006, with gross margin for the quarter of 50.0%, compared to 40.5% in Q3 2006. The gross profit increase during the reporting period is primarily attributable to revenue growth during the quarter. Gross margin of 50% was up significantly from the same period last year, given that margins were negatively pressured by the WFDS trials undertaken by Telestone during the third quarter of 2006.

Net income for the third quarter rose significantly to US $1.9 million from US $739,000 in the year ago period. The increase in net income was primarily due to revenue growth and the maintenance of strong margins, despite an increase in expenses such as sales and marketing costs, general and administrative costs and research and development that were incurred to invest in the Company’s growth over the coming quarters. Diluted earnings per share were $0.19.

Recent Operational Highlights:

Recent accomplishments include:

•
The announcement of positive responses from China Mobile on the WFDS field tests. These trials, carried out by China Mobile on TD-SCDMA networks in Xiamen and Beijing during the third quarter of 2007, covered a comprehensive range of criteria and applied strict testing standards on the WFDS equipment supplied. The application costs of WFDS were also analyzed and assessed.

•
The formation of a subsidiary company named Beijing Telestone Communication Technology Corp. focused on developing and managing Telestone's overseas businesses. The subsidiary will be responsible for Telestone's overseas businesses and aims to provide greater focus to the Company's international expansion efforts and simplify current reporting lines. The subsidiary will also seek to identify new opportunities for delivering consistent growth to Telestone's overseas businesses.

•
In the United States, Telestone has been approved for license agreements from the Federal Communication Commission on CDMA signal repeater products. The company’s CDMA repeater products have also successfully passed trials conducted by Verizon.

•
Closed the acquisition of Shandong Guolian, a leading provider of wireless coverage services for carriers in the Shandong Province of the PRC. The principal business activities of Guolian and its subsidiary are the design, development, production, installation and trading of wireless telecommunication coverage system equipment. The financial results of Shandong Guolian were consolidated in Telestone’s third quarter 2007 results.

Business Outlook

The Company believes that revenues will continue to improve for the remainder of the year and now estimate that full-year earnings growth will exceed the previously announced 30%, resulting in revenues of at least US$30 million for 2007. This expectation is based on anticipated sales of new products and solutions within the People Republic of China and new geographical markets, as well as revenue contribution from Shandong Guolian.

Conference Call

The Company’s management team will conduct a conference call on Wednesday, November 15, 2007 at 5:00 am (Pacific)/8:00 am (Eastern)/9:00 pm (Beijing/Hong Kong).

Dial-in numbers and pass code:
U.S. callers please dial: 800 860 2442
International callers please dial: +1 412 858 4600

A live audio webcast of the conference call will also be available through our new corporate website, please visit:
http://www.telestone.com/english

The audio replay of the conference call will be available for one year following the announcement at the above link.

Replay dial is also available through the following number:
US Playback Number: +1 877 344 7529
International: +1 412 317 0088
Passcode: 413215

About Telestone Technologies Corporation

Telestone provides wireless communications coverage solutions primarily in the PRC. These solutions include products such as repeaters, antennas and radio accessories. Telestone also provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone currently has approximately 800 employees.

For further information please contact:

Telestone Technologies Corporation Ltd.
Todd Lu Qiang Li
liluqiang@telestone.com
Tel: +8610 8367 0088 ext. 1201

Phoebe Cui
cuifang@telestone.com
Tel: +8610 8367 0088 ext. 1203

FD Beijing
Julian Wilson
Julian.Wilson@fd.com
Tel: + 8610 5811 1902

FD New York
Peter Schmidt
peter.schmidt@fd.com
Tel: + 1 917 370 2204

Safe Harbor Statement
Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

Appendix: Financial Statements of Telestone Technology Corporation Ltd.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Dollars in thousands except share data and per share amounts)

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended September 30,
	2007	2006	2007	2006
	US$’000	US$’000	US$’000	US$’000
Operating revenues
Net sales of equipment	7,344	4,026	15,055	10,851
Service income	1,956	1,208	5,898	3,377

	9,300	5,234	20,953	14,228
Operating expenses
Equipment and services	4,655	3,115	10,170	7,560
Sales and marketing	1,462	780	3,447	2,010
General and administrative	713	256	1,893	764
Research and development	165	111	662	391
Depreciation and amortization	61	60	217	158

Total operating expenses	7,056	4,322	16,389	10,883

Operating income	2,244	912	4,564	3,345
Interest expense	(12)	(30)	(64)	(30)
Other income, net	5	21	17	167

Income before income taxes	2,237	903	4,517	3,482
Income taxes	(369)	(164)	(800)	(506)

Net income	1,868	739	3,717	2,976

Other comprehensive income
Foreign currency translation adjustment	34	-	63	-

Comprehensive income	1,902	739	3,780	2,976

Earnings per share:

Weighted average number of shares outstanding
Basic	9,604,550	8,608,128	9,479,489	8,597,981
Dilutive effect of warrants	108,506	85,495	102,735	106,993

Diluted	9,713,056	8,693,623	9,582,224	8,704,974

Net income per share of common stock

Basic:
Net income (US$)	0.19	0.09	0.39	0.35

Diluted:
Net income (US$)	0.19	0.09	0.39	0.34

Condensed Consolidated Balance Sheets

(Dollars in thousands except share data and per share amounts)

	(Unaudited) As of September 30, 2007	As of December 31, 2006
	US$’000	US$’000
ASSETS

Current assets
Cash and cash equivalents	4,416	3,380
Accounts receivable	41,095	29,777
Due from related parties	2,268	1,409
Inventories, net	6,134	5,048
Prepayment	1,642	315
Other current assets	758	373

Total current assets	56,313	40,302

Goodwill	3,119	-
Property, plant and equipment, net	1,145	821

Total assets	60,577	41,123

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Short-term bank loan	2,193	1,279
Accounts payable - Trade	6,969	6,314
Customer deposits for sales of equipment	663	20
Due to related parties	2,055	2,001
Taxes payable	6,266	2,571
Accrued expenses and other accrued liabilities	3,803	4,668

Total current liabilities	21,949	16,853

Long-term loan from related parties	62	-

	22,011	16,853

Commitments and contingencies

Stockholders’ equity
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued	-	-
Common stock and paid-in capital, US$0.001 par value:	-	-
Authorized - 100,000,000 shares as of September 30, 2007 and December 31, 2006
Issued and outstanding - 9,604,550 shares as of September 30, 2007 and 8,935,106 shares as of December 31, 2006	10	9
Reserved and to be issued - 800,000 shares as of September 30, 2007	1	-
Dedicated reserves	2,619	2,619
Additional paid-in capital	18,989	8,475
Other comprehensive income	1,078	1,015
Retained earnings	15,869	12,152

Total stockholders’ equity	38,566	24,270

Total liabilities and stockholders’ equity	60,577	41,123

Condensed Consolidated Statement of Cash Flow

(Dollars in thousands except share data and per share amounts)

	(Unaudited)
	Nine months ended September 30,
	2007	2006
	US$’000	US$’000
Cash flows from operating activities
Net income	3,717	2,976
Adjustments to reconcile net income to net cash used in operating activities:
Loss (gain) on disposal of property, plant and equipment	5	(139)
Depreciation and amortization	217	158
Provision for doubtful accounts	3,629	-
Exchange difference	63
Changes in assets and liabilities:
Accounts receivable	(10,431)	(2,362)
Inventories, net	(81)	(2,148)
Due from related parties	(419)	(276)
Prepayment	(439)	127
Other current assets	21	(50)
Accounts payable	(1,571)	1,476
Due to related parties	(12)	(142)
Customer deposits for sales of equipment	207	(1)
Taxes payable	1,845	(1,197)
Accrued expenses and other accrued liabilities	(1,481)	(682)

Net cash used in operating activities	(4,640)	(2,260)

Cash flows from investing activities
Purchase of property, plant and equipment	(246)	(79)
Proceeds from disposal of property, plant and equipment	31	233
Acquisition of a subsidiary, net of cash disbursed	(186)	-

Net cash (used in) provided by investing activities	(401)	154

Cash flows from financing activities
Proceeds from short-term bank loan	631	1,239
Proceeds from issuance of shares	5,454	1,043
Repayment of long term loan	(8)	-

Net cash provided by financing	6,361	2,282

Net increase in cash and cash equivalents	1,036	176

Cash and cash equivalents, beginning of the period	3,380	3,605

Cash and cash equivalents, end of the period	4,416	3,781

Supplemental disclosure of cash flow information
Interest income	21	-
Interest expenses	64	-

Non-cash investing activity
Acquisition of a subsidiary	5,062	-